UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

PLUM CREEK TIMBER COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

2007 Annual Meeting

of Stockholders

and Proxy Statement

PLUM CREEK TIMBER COMPANY, INC.

Dear Stockholder:

It is a pleasure to invite you to Plum Creek’s Annual Meeting of Stockholders on Wednesday, May 2, 2007, beginning at 9:00 a.m. local time, at the Washington Athletic Club in Seattle, Washington. Driving instructions to the Washington Athletic Club can be found at the back of this document.

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. You can vote over the Internet, by telephone or by mailing back a proxy card. Voting in any of these ways will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options. If you do attend the meeting in person, you will have the opportunity, if you desire, to change your vote at the meeting.

The agenda for the Annual Meeting includes the election of ten (10) directors to serve until the 2008 Annual Meeting, consideration of a proposal to ratify the appointment of Ernst & Young as Plum Creek’s independent auditors, consideration of two stockholder proposals (if properly presented at the meeting), and such other business as may properly come before the meeting. The Board of Directors recommends that you vote “FOR” each of the director nominees, “FOR” ratifying the appointment of Ernst & Young as Plum Creek’s independent auditors and “AGAINST” each of the stockholder proposals. In addition to these specific matters, there will be a report on Plum Creek’s business, and you will have an opportunity to ask questions.

If you have any questions concerning the Annual Meeting or any of the proposals, please contact our Investor Relations Department at (800) 858-5347 (within the United States and Canada) or (206) 467-3600 (outside the United States and Canada, call collect).

I look forward to seeing you on May 2nd in Seattle.

Sincerely yours,

Rick R. Holley President and Chief Executive Officer

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 4300

Seattle, Washington 98104-4096

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 2, 2007

NOTICE is hereby given of the Annual Meeting of Stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”).

MEETING DATE, TIME AND LOCATION	The Annual Meeting of Stockholders will take place on Wednesday, May 2, 2007, at 9:00 a.m. local time, in the Noble Room at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington. Please refer to the map and the driving instructions located at the back of this document for the location of the Washington Athletic Club.

MEETING AGENDA	The purposes of the Annual Meeting of Stockholders are:

1. To elect ten (10) persons to serve on the Company’s Board of Directors for one-year terms expiring at the Annual Meeting of Stockholders to be held in 2008;

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007;

3.    To consider and act upon a stockholder proposal, if it is properly presented at the meeting, relating to disclosure of the Company’s political contribution policies and certain of its political contribution activities;

4. To consider and act upon a stockholder proposal, if it is properly presented at the meeting, relating to the Company’s long-term incentive and annual incentive compensation; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote on the matters presented at the Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 9, 2007.

VOTING	Please submit your proxy as soon as possible so that your shares can be voted at the meeting. Properly executing and submitting the enclosed proxy card will appoint Rick R. Holley, David W. Lambert and James A. Kraft as your proxies. You may submit your proxy and vote your shares (1) by Internet, (2) by telephone, or (3) by mail. For instructions, please refer to the enclosed proxy card.

If your shares are held in “street name” by a broker, bank or other registered holder of record, you are not the registered holder of record of the stock (and your name is not on the Company’s list of registered stockholders), but you are considered the beneficial owner of the stock, and these proxy materials are being forwarded to you by your broker, bank or other registered holder of record of the stock . If you hold your stock in street name and would like to vote in person at the meeting, you must bring with you a proxy, executed in your favor, from your broker, bank or other registered holder of record.

By Order of the Board of Directors,

James A. Kraft Senior Vice President, General Counsel and Secretary March 26, 2007

i

STOCKHOLDER PROPOSALS	41

ANNUAL REPORT	41

ANNUAL REPORT ON FORM 10-K	41

INCORPORATION BY REFERENCE	41

OTHER MATTERS	41

ii

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 4300

Seattle, Washington 98104-4096

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on May 2, 2007

The Date of this Proxy Statement is March 26, 2007.

PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY THE BOARD OF DIRECTORS OF PLUM CREEK TIMBER COMPANY, INC., TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 2, 2007, AT 9:00 A.M. LOCAL TIME, AND AT ANY ADJOURNMENT THEREOF, FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS. STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 9, 2007, ARE ENTITLED TO VOTE AT THE ANNUAL MEETING. THE COMPANY ANTICIPATES THAT THE ATTACHED NOTICE, THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD WILL FIRST BE SENT TO STOCKHOLDERS ON OR ABOUT MARCH 27, 2007.

SOLICITATION AND REVOCABILITY OF PROXY

This Proxy Statement is furnished to stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek” or the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Company’s Annual Meeting of Stockholders on May 2, 2007, or any adjournment thereof (the “Annual Meeting”). Proxy cards that are properly executed and returned to the Company or voted by telephone or Internet, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions specified on the enclosed proxy card. Proxies received without specific voting instructions, unless revoked before exercised, will be voted:

•	“For” each of the nominees for director listed in these materials and on the enclosed proxy card;

•	“For” ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007;

•	“Against” the stockholder proposal relating to disclosure of the Company’s political contribution policies and certain of its political contribution activities; and

•	“Against” the stockholder proposal relating to the Company’s long-term incentive and annual incentive compensation.

Proxies will be voted on such other matters as may properly come before the meeting, or any adjournment thereof, in the discretion of the appointed proxy holders.

Any person giving a proxy may revoke it at any time prior to its exercise. A proxy may be revoked either by: (1) filing an instrument of revocation with the Company’s Corporate Secretary at 999 Third Avenue, Suite 4300, Seattle, Washington 98104-4096; (2) voting by telephone or by Internet at a later date; or (3) signing and submitting another proxy card with a later date. A proxy may also be revoked by voting in person at the meeting. If your shares of Plum Creek common stock are held in street name (in the name of a broker, bank or other registered holder of record), you must obtain a proxy, executed in your favor, from the registered holder of record of the stock to be able to vote in person at the Annual Meeting.

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the enclosed proxy card, and any additional material that may be furnished to stockholders. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), the Company will also reimburse brokerage firms, banks and other registered holders for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of Plum Creek common stock. In addition to solicitation by mail, directors, officers or other employees of the Company, without extra compensation, may solicit proxies in person or by telephone or facsimile. Georgeson Shareholder Communications, Inc., will assist the Company in the solicitation of proxies for a fixed fee of $8,000 and reasonable out-of-pocket expenses, to be paid by the Company.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Each year in connection with the annual meeting of stockholders, the Company is required to send to each registered stockholder of record a proxy statement and annual report and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other registered holder of record. Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, this process results in duplicate mailings of proxy statements and annual reports. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows.

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Investor Relations by mail at 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096; or by telephone at (800) 858-5347 if calling within the United States and Canada, or at (206) 467-3600 if calling outside the United States and Canada (call collect).

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other registered holder of record that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Plum Creek stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household and would like to receive only one copy of each in the future, you should contact a representative of your broker, bank, trust or other holder of record.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address, then please notify the Company or your broker, bank, trust or other holder of record, and additional proxy statements or annual reports will be delivered to you. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may also contact Investor Relations using the contact information provided above.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under the Delaware General Corporation Law (“Delaware Law”) and the Company’s Amended and Restated Bylaws, as amended (the “Company Bylaws”), the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Each share of Plum Creek common stock entitles the holder to one vote on each of the four (4) proposals to be presented at the Annual Meeting. Abstentions and broker non-votes are counted toward determining a quorum.

Broker Non-Votes

A broker non-vote occurs when a registered holder of stock votes on behalf of the beneficial owner of that stock (e.g., a broker or bank holding stock on behalf of its client) on at least one proposal, but not on another, because the registered holder does not have discretionary voting authority with respect to that item of business and has not received instructions from the beneficial owner. For example, under NYSE Rules, proposals to elect directors and to ratify the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms and other registered holders of stock may vote in their discretion on these matters on behalf of their clients who have not otherwise furnished voting instructions at least 15 days before the date of the meeting. In contrast, stockholder proposals are “non-discretionary” items. This means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them.

Adoption of Majority Vote Standard for Director Elections

In February 2007, the Board approved an amendment to the Company Bylaws to require that a nominee for director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election in uncontested elections. In a contested election (a situation in which the number of director nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

If a director nominee who is then serving as a director is not re-elected at the end of his or her term of office, then, under Delaware Law, the director would continue to serve on the Board as a “holdover director.” Under the Company’s Corporate Governance Policy on Majority Voting, a director who fails to receive the required number of votes for re-election must tender his or her resignation to the Chairman of the Board. The Board will consider the tendered resignation and, within 90 days of the stockholder meeting at which the election occurred, decide whether to accept or reject the tendered resignation and will publicly disclose its decision and the process involved in the consideration. Absent a compelling reason to reject the resignation, the Board shall accept the resignation. The director who tenders his or her resignation will not participate in the Board’s decision. If a director nominee who was not already serving as a director is not elected at any annual meeting, then, under Delaware law, that director nominee would not become a director and would not serve on the Board as a “holdover director.” For 2007, all nominees for the election of directors are currently serving on the Board. The complete Corporate Governance Policy on Majority Voting is available on the Company’s website at www.plumcreek.com by clicking on “Investors,” then “Corporate Governance” and finally “Governance Guidelines.”

Required Vote For Each Item of Business

Proposal 1. For Proposal 1, the election of directors, stockholders may vote for or against each of the director nominees. As described above, a director nominee will be elected to the Board only if the votes cast “for” such director nominee’s election exceed the votes cast “against” his or her election. Abstentions and broker non-votes, if any, will have no effect on the election of directors.

Proposal 2, Proposal 3 and Proposal 4. For Proposal 2 (ratifying the appointment of Ernst & Young), Proposal 3 (stockholder proposal regarding political contribution disclosure) and Proposal 4 (stockholder proposal regarding executive compensation), the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required. Abstentions and broker non-votes, therefore, will have the same effect as a vote against Proposal 2, Proposal 3 and Proposal 4.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role of the Board of Directors

Pursuant to Delaware Law and the Company Bylaws, the business, property and affairs of the Company are managed under the direction of the Board. The current members of the Board are Rick R. Holley, Ian B. Davidson, Robin Josephs, John G. McDonald, Robert B. McLeod, John F. Morgan, Sr., John H. Scully, Stephen C. Tobias, Carl B. Webb and Martin A. White. Members of the Board are kept informed of the Company’s business through discussions with Plum Creek’s officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board held four regularly scheduled meetings and two special meetings during 2006.

Director Independence

The Board’s governance principles require that at least two-thirds of the Board be composed of independent directors and that each of the Board’s three committees be composed solely of independent directors. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with NYSE listing standards for director independence. A copy of these standards can be found on the Company’s website at www.plumcreek.com by clicking on the “Investors” link and then the “Corporate Governance” link.

With the assistance of its legal counsel, the Corporate Governance and Nominating Committee reviewed written responses to annually submitted questionnaires completed by each member of the Board against the Board’s and the NYSE’s director independence standards, along with NYSE and SEC independence standards applicable to Board members who serve on the Audit Committee. On the basis of this review, the Corporate Governance and Nominating Committee advised the full Board of its conclusions regarding director independence. After considering the Committee’s recommendation, the Board affirmatively determined that each of Ms. Josephs and Messrs. Davidson, McDonald, McLeod, Morgan, Scully, Tobias, Webb and White is independent under the Board’s and the NYSE’s independence standards. In addition, the Board determined that each member of the Audit Committee is independent under the NYSE’s and SEC’s independence standards for directors who serve on audit committees.

Mr. Hamid R. Moghadam and Ms. Deanna W. Oppenheimer, each of whom served on the Board during part of 2006, were also determined by the Board to be independent.

Board Committees

The Board has a standing Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.

Compensation Committee. During 2006, the Compensation Committee met seven times. The Compensation Committee acts pursuant to a written charter adopted in January 2003, which can be found on the Company’s website at www.plumcreek.com by clicking on the “Investors” link and then the “Corporate Governance” link. The Committee is responsible for developing and modifying over time the Company’s compensation policies and plans, including the compensation policies and plans for the Company’s executive officers and directors. It is also responsible for making recommendations to the Board concerning amendments to the Company’s compensation plans and, in certain instances, making amendments to such plans. The Committee also oversees the annual performance evaluation of the Company’s President and Chief Executive Officer and is responsible for producing a report on executive compensation for inclusion in the Company’s proxy materials.

The Compensation Committee has retained the firm of Towers Perrin, a nationally recognized compensation consulting firm, as its advisor to assist the Committee in discharging its responsibilities. Towers Perrin is engaged by and reports directly to the Compensation Committee and interacts with management as necessary to fulfill its responsibilities. Towers Perrin representatives participate in most regularly scheduled meetings of the Committee. The current members of the Compensation Committee are Ms. Josephs and Messrs. McLeod, Webb (Chairman) and White.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met once during 2006. The Committee acts pursuant to a written charter adopted in January 2003,

which can be found on the Company’s website at www.plumcreek.com by clicking on the “Investors” link and then the “Corporate Governance” link. The Committee is responsible for overseeing and coordinating many of the Company’s corporate governance practices. The Committee advises the Board with respect to matters of Board composition and procedures and is responsible for developing and recommending to the Board the Company’s corporate governance principles. The Committee also oversees the annual performance evaluation of the Board and its committees. The current members of the Corporate Governance and Nominating Committee are Messrs. Davidson, McDonald, Scully (Chairman) and Tobias.

Audit Committee. The Board of Directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2006, the Audit Committee met nine times. The Audit Committee acts pursuant to a written charter, which was originally adopted by the Board during 2000, and was last revised in February of 2004. The Audit Committee charter can be found on the Company’s website at www.plumcreek.com by clicking on the “Investors” link and then the “Corporate Governance” link. Among other things, this Committee has the responsibility to appoint, terminate, replace, compensate and oversee the Company’s independent auditors, to review and approve the scope of the annual audit; to interview the independent auditors for review and analysis of the Company’s financial systems and controls; and to review the independence of, and pre-approve any audit or non-audit services provided by, the independent auditors.

Current members of the Audit Committee are Mr. Davidson, Ms. Josephs and Messrs. McDonald, (Chairman), Morgan and Webb. The Board of Directors has determined that each of the current members of the Audit Committee is independent in accordance with both NYSE listing standards applicable to audit committee members and Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has designated each of Mr. Davidson and Ms. Josephs as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Report of the Audit Committee

In connection with the Audit Committee’s review of the Company’s financial statements for the year ended December 31, 2006:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company;

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence; and

4.	Based on the review and discussions of the above three items, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Ian B. Davidson, Robin Josephs, John G. McDonald (Chairman), John F. Morgan, Sr. and Carl B. Webb

Selection of Nominees to the Board of Directors

Stockholder Nominations. The Corporate Governance and Nominating Committee will consider director nominee recommendations from stockholders. Stockholder recommendations must be in writing and addressed to the Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary,

Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096. If a stockholder intends to make a nomination at any annual stockholder meeting, the Company Bylaws require that the stockholder deliver written notice to the Company not more than 90 days or less than 60 days prior to the anniversary date of the Company’s previous year’s annual meeting of stockholders. The notice must set forth, among other things: (1) the name and address of the stockholder who intends to make the nomination; (2) the name, age, address and principal occupation of the proposed director nominee or nominees; (3) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) the consent of each proposed director nominee to serve as a director of the Company if so elected; and (5) the number of shares of common stock of the Company owned by the notifying stockholder and by the proposed director nominee or nominees. These Company Bylaw provisions afford the Board the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications.

Director Qualifications. The Corporate Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a director nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

Selection Process for Director Nominees. The Corporate Governance and Nominating Committee identifies potential director nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above. From time to time, the Committee engages firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate by the Corporate Governance and Nominating Committee, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman of the Committee or another member of the Committee contacts the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews his or her accomplishments and qualifications in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Mr. White, who was appointed to the Board in July of 2006, was recommended to the Committee for consideration by a non-management member of the Board. Mr. Morgan, who was appointed to the Board in October of 2006, was recommended to the Committee for consideration by an executive officer of the Company.

Executive Session of the Board of Directors

In accordance with the Company’s Corporate Governance Guidelines, the Board’s independent directors meet in executive session at least four (4) times each year. The Chairman of the Board, who must be an independent director under the Corporate Governance Guidelines, presides at, and sets the agenda for, each executive session of the independent directors. If the Board has not selected a Chairman, then the Corporate Governance Guidelines require that the chair of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee each preside over the meetings of the independent directors in rotating order as decided by the other independent directors. Mr. Davidson served as Chairman of the Board during 2006 and presided over all executive sessions of the independent members of the Board.

Communicating With the Board

Anyone who wishes to notify or communicate with the entire Board, any individual director, or the independent directors as a group may do so. Communications should be delivered to the following address, marked “confidential”, care of Corporate Secretary, Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 4300, Seattle, Washington 98104-4096. The Corporate Secretary reviews all such correspondence and will forward to the Chairman of the Board or other individual director or group of directors, as the case may be, a copy of such correspondence that, in the opinion of the Corporate Secretary, relates to the functions of the Board or its committees, or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These stockholder communication procedures were approved by the Board of Directors.

Board Member Attendance at Annual Meetings

While members of the Board are always welcome to attend each annual meeting of stockholders, the Board has no formal policy requiring their attendance. Two of the Company’s directors, Messrs. Holley and Davidson, attended the 2006 annual meeting of stockholders held on May 3, 2006.

Code of Ethics and Other Corporate Governance Information

The Company maintains a code of ethics, entitled the Plum Creek Code of Conduct, which applies to each director and to the principal executive officer, the principal financial officer and the principal accounting officer as well as to all other employees of the Company. The Plum Creek Code of Conduct, along with the governing charters of each of the Board’s committees and the Company’s Corporate Governance Guidelines, can be found in the “Corporate Governance” section of the Company’s website accessible to the public at www.plumcreek.com. To find this section of the website, click on the “Investors” link and then the “Corporate Governance” link. The Company will post any amendments to, or waivers from, its Code of Conduct (to the extent applicable to any director or any of the Company’s executive officers, including the chief executive officer, principal financial officer or principal accounting officer) at this location on its website. In addition to these documents, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and reports concerning transactions in the Company’s stock by directors and certain officers of the Company, and any amendments to those reports, can also be found on the Company’s website by first clicking the “Investors” link, then the “Earnings/Financial Publications” link and finally the “SEC Filings” link. Copies of any of these documents may be obtained from our website or free of charge by contacting the Company’s Investor Relations Department at 999 Third Avenue, Suite 4300, Seattle, Washington 98104-4096 or by calling (206) 467-3600.

On May 12, 2006, Rick R. Holley, as President and Chief Executive Officer of the Company, submitted an unqualified certification to the NYSE stating that, as of that date, he was not aware of any violation by the Company of the NYSE Corporate Governance Listing Standards. Additionally, the Company has filed with the SEC the Chief Executive Officer and Chief Financial Officer certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended.

Director Compensation

The Compensation Committee periodically reviews director compensation and engages Towers Perrin to advise it on market data, trends and recommendations for this review. The Committee establishes the compensation for the outside directors based upon this review and advice.

2006 Director Compensation

Our non-employee directors receive the following compensation for their service on the Board:

•	$40,000 annual cash retainer

•	$2,000 meeting fee for each meeting of the Board (one-half of this amount is paid for participation in any telephonic meeting unless otherwise determined by the Chairman of the Board)

•	2,000 shares of the Company’s common stock that carry a six-month restriction on transfer.

The Chairman of the Board receives an additional annual retainer of $30,000, and members of Board committees may receive the following amounts, depending upon their involvement with each committee of the Board:

•

Audit Committee—$10,000 annual cash retainer for the Chairperson of the Committee; $5,000 annual cash retainer for other Committee members. All members of the Committee receive a $2,000 fee for each meeting of the Committee (one-half of this amount is paid for participation in any telephonic meeting unless otherwise determined by the Committee Chair).

•

Compensation, Corporate Governance and Nominating Committees—$5,000 annual cash retainer for the chairperson of each committee. Members of each committee receive a $1,500 fee for each committee meeting (one-half of this amount is paid for participation in any telephonic meeting unless otherwise determined by the committee chair).

Directors have the choice to elect to take all or a portion of their Board fees in common stock of the Company and may defer all or part of their fee compensation. Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

The table below summarizes compensation received by non-employee directors of the Board during 2006.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ian B. Davidson	$99,500	$71,340	—	—	—	—	$170,840
Robin Josephs	$71,250	$71,340	—	—	—	—	$142,590
John G. McDonald	$74,500	$71,340	—	—	—	—	$145,840
Robert B. McLeod	$54,500	$71,340	—	—	—	—	$125,840
John F. Morgan, Sr.	$11,000	—	—	—	—	—	$11,000
John H. Scully	$56,500	$71,340	—	—	—	—	$127,840
Stephen C. Tobias	$50,680	$71,340	—	—	—	—	$122,020
Carl B. Webb	$77,319	$71,340	—	—	—	—	$148,659
Martin A. White	$28,000	$35,600	—	—	—	—	$63,600
Hamid R. Moghadam (d)	$19,016	—	—	—	—	—	$19,016
Deanna W. Oppenheimer (d)	$0	—	—	—	—	—	$0

(a)	Fees earned or paid in cash—includes cash retainers and meeting fees earned in 2006.

(b)	Stock awards—represents the 2006 SFAS No. 123(R) expense recognized for restricted stock grants made to non-employee directors of the Board. These amounts include expense recognized for grants made during 2006. For more information regarding the cost recognized for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation Plans.

(c)	From 2002 through 2004, directors were granted stock options under the Stock Incentive Plan on an annual basis. Each stock option carries an exercise price equal to the fair market value of the Company’s common stock on the date of grant, expires 10 years from the date of grant, and is fully vested and exercisable. Ms. Josephs currently holds 9,000 stock options, and Mr. Webb currently holds 7,500 stock options. Each of Messrs. Davidson, McDonald, Moghadam, Scully and Tobias currently hold 12,000 stock options.

(d)	Mr. Moghadam resigned from the Board at the end of his term on May 3, 2006, and Ms. Oppenheimer resigned from the Board on January 12, 2006. Amounts shown represent director fees earned for the year 2006 through the end of their respective terms.

PROPOSAL 1

Election of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

The Board is authorized under the Company Bylaws to set, by resolution, the number of directors who comprise the Board. The directors whose terms expire in 2007 and have been nominated for election to one-year terms of office expiring at the 2008 Annual Meeting of Stockholders, or until their successors are elected, are Rick R. Holley, Ian B. Davidson, Robin Josephs, John G. McDonald, Robert B. McLeod, John F. Morgan, Sr., John H. Scully, Stephen C. Tobias, Carl B. Webb and Martin A. White.

In the absence of instructions to the contrary, the proxy holders will vote the proxies received by them for the election of Ms. Josephs and Messrs. Holley, Davidson, McDonald, McLeod, Morgan, Scully, Tobias, Webb and White. Discretionary authority is reserved to cast votes for the election of a substitute should any of the nominees be unable or unwilling to serve as a director.

Each of the nominees has agreed to serve as a director if elected, and the Company believes that each of them will be available to serve. The names and ages of the nominees and their principal occupations or employment during the past five years are set forth below.

Nominees for Election to One-Year Terms Expiring at the 2008 Annual Stockholder Meeting:

Name	Age	Background

Rick R. Holley	55	Mr. Holley was elected to the Board of Directors of the Company and appointed as its President and Chief Executive Officer on July 1, 1999, the date of our conversion from a master limited partnership to a real estate investment trust, or REIT. From 1994 through the date of our REIT conversion, Mr. Holley served as a director and President and Chief Executive Officer of the general partner of the former master limited partnership.

Ian B. Davidson	75	Mr. Davidson was elected to the Board of Directors of the Company on July 1, 1999, and from December 1992 through July 1999, he served as a director of the general partner of the former master limited partnership. Mr. Davidson is the chairman of the board of directors of Davidson Companies, a leading regional financial services holding company and the parent company of DA Davidson & Co., a full-service investment firm based in the Northwest.

Name	Age	Background

Robin Josephs	47	Ms. Josephs was appointed to the Board of Directors of the Company in July 2003. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group, a private equity firm specializing in real estate investments. She is also the founder and managing director of Ropasada, LLC, a private investment and consulting firm. Ms. Josephs was previously employed by Goldman Sachs, where she served as a senior officer in their Real Estate Investment Banking Division and Equity Capital Markets Group, and prior to that served as an analyst for Booz Allen & Hamilton, Inc., in New York. Ms. Josephs also serves on the board of directors of iStar Financial, Inc.

John G. McDonald	69	Professor McDonald was elected to the Board of Directors of the Company on July 1, 1999. Professor McDonald is a Professor of Finance at the Graduate School of Business at Stanford University, where he has been a faculty member since 1968 and where he holds the Stanford Investors Chair. Professor McDonald also serves as a director of Varian, Inc.; Scholastic Corp.; iStar Financial, Inc.; and eight mutual funds managed by Capital Research and Management Company.

Robert B. McLeod	64	Mr. McLeod was appointed to the Board of Directors of the Company in June 2004. Mr. McLeod is the chairman of the board of directors and chief executive officer of Newland Communities, a national developer of master planned communities.

John F. Morgan, Sr.	60	Mr. Morgan was appointed to the Board of Directors of the Company in October 2006. Mr. Morgan is the owner and manager of Morgan Timber, LLC, a private timberland and real estate management and development company. Mr. Morgan previously held positions in general banking and public securities investment management at First Orlando Corporation (Sun Trust) and Citizens & Southern Corporation (Bank of America), and later helped found INVESCO Capital Management, a global money management firm.

John H. Scully	62	Mr. Scully served as a director of the general partner of the former master limited partnership from November 1992 through July 1999 and was elected to the Board of Directors of the Company on July 1, 1999. He is the managing director of SPO Partners & Co., a private investment firm. Mr. Scully also serves as chairman of the board for Advent Software, Inc.

Stephen C. Tobias	62	Mr. Tobias was appointed to the Board of Directors of the Company in October 2001. Mr. Tobias has served as the vice chairman and chief operating officer of Norfolk Southern Corporation since July 1998 and as the vice president of Norfolk Southern Railway Company since May 2000, having served previously as executive vice president-operations of Norfolk Southern Corporation and vice president and chief operating officer of Norfolk Southern Railway Company. Mr. Tobias also serves as a director of Norfolk Southern Railway Company.

Name	Age	Background

Carl B. Webb	57	Mr. Webb was appointed to the Board of Directors of the Company in October 2003. From 1994 to 2002, Mr. Webb served as president and chief operating officer and director of Golden State Bancorp, Inc., and its wholly owned subsidiary California Federal Bank, one of the nation’s largest thrift banks before merging with Citigroup Inc. in 2002. Prior to working at Golden State Bancorp and California Federal Bank, he was employed by First Madison Bank as president and chief executive officer. Mr. Webb currently serves as a director of Affordable Residential Communities, Inc., and M&F Worldwide Corp.

Martin A. White	66	Mr. White was appointed to the Board of Directors of the Company in July 2006. From 1998 to 2006, Mr. White served as chairman and chief executive officer of MDU Resources Group, Inc., a diversified natural resource company that provides energy, natural resource products and related services to both U.S. and international markets. Mr. White also serves as a director of First Interstate BancSystem.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES ON THE ENCLOSED PROXY CARD. UNLESS INDICATED OTHERWISE, THE SHARES WILL BE VOTED “FOR” EACH OF THE NOMINEES TO BE ELECTED TO THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of March 9, 2007, for each director, each named executive officer, the directors and executive officers as a group and any person or entity known to the Company to beneficially own more than 5% of the Company’s common stock. Unless otherwise indicated, the address of each person is c/o Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 4300, Seattle, Washington, 98104-4096.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned		Percent of Class

Beneficial Owners of More Than 5%

Barclay’s Global Investors, NA 45 Fremont Street San Francisco, CA 94105	9,558,584		5.39%

Directors
Ian B. Davidson	47,208	(A)	*
Rick R. Holley	623,452	(B)	*
Robin Josephs	21,200	(C)	*
John G. McDonald	20,000	(D)	*
Robert B. McLeod	9,000		*
John H. Scully	211,230	(E)	*
Stephen C. Tobias	22,268	(F)	*
Carl B. Webb	19,285	(G)	*
John F. Morgan, Sr.	2,000		*
Martin A. White	3,757		*

Named Executive Officers
Thomas M. Lindquist	154,636	(H)	*
James A. Kilberg	28,919	(I)	*
David W. Lambert	36,550	(J)	*
Leonard A. Kosar	0	(K)	*
William R. Brown	0	(K)	*
Directors & Executive Officers as a Group (26 persons, including those named above)	1,655,714		*

*	Represents less than 1.0% of the outstanding shares of common stock, based on 177,258,167 shares of common stock outstanding as of March 9, 2007.

(A)	Includes 300 shares of common stock owned by Mr. Davidson’s wife. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(B)	Includes 445,000 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(C)	Includes 200 shares of common stock held in trust for the benefit of Ms. Josephs’ children and 3,000 shares of common stock held in a trust over which Ms. Josephs has power to vote and dispose. Also includes 9,000 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(D)	Includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(E)	Includes 188,230 shares of common stock held in a trust over which Mr. Scully has voting and dispositive power. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(F)	Includes 4,268 shares of common stock held in trust over which Mr. Tobias has voting and dispositive power. Also includes 12,000 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(G)	Includes 7,500 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(H)	Includes 122,500 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(I)	Includes 18,750 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(J)	Includes 29,500 shares of common stock issuable under stock options exercisable within sixty days of March 9, 2007.

(K)	Messrs. Kosar and Brown have terminated employment with the Company, but are included herein because each is a named executive officer for 2006.

EXECUTIVE COMPENSATION

This section contains information relating to compensation of the Company’s named executive officers. The named executive officers are determined in accordance with SEC disclosure rules and include the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), anyone who served as CFO during 2006 and the three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of 2006 (collectively, the “Named Executive Officers” or “NEOs”). Therefore, the information that follows includes information relating to 2006 compensation for William R. Brown, the Company’s former CFO, and Leonard A. Kosar, the Company’s former Executive Vice President.

Compensation Discussion and Analysis

With respect to the compensation of the Company’s Named Executive Officers, this section summarizes:

•	Our executive compensation program objectives;

•	Our executive compensation programs; and

•	Recent decisions by the Company regarding 2006 compensation.

Objectives of our Executive Compensation Program

Our executive compensation programs are organized around the following, sometimes competing, objectives:

•	Attracting talented and experienced executives

•	Retaining the executive management required to lead the Company

•	Motivating executive management to deliver superior Company performance

These objectives reflect our belief that programs which support the attraction and retention of a highly qualified executive management team—coupled with appropriate incentive programs—serve the long-term interests of our investors.

With these objectives in mind, the following principles help guide our decisions regarding executive compensation:

•

NEO compensation opportunities should be competitive with market practices. In order to attract and retain the executives with the experience and skills necessary to lead the Company and deliver strong performance to our shareholders, we are committed to providing total annual compensation opportunities that are competitive. We target our base salary to the middle (50th percentile) of the market. We also target our total cash compensation (i.e., base salary plus target annual incentives) and total direct compensation (i.e., total cash compensation plus the expected value of long-term incentives) to the middle (50th percentile) of the market for achieving our business plan. Total cash and total direct compensation earned by the executives may vary from the 50th percentile (below or above) based on actual performance relative to our plan. For superior performance, we target the 75th percentile for total cash and total direct compensation.

In 2006, we considered compensation levels and practices among forest products companies, real estate companies and general industrials—the same industries against which shareholder return of the Company is assessed under our long-term incentive awards. However, to account for differences in size, we use a subset of companies from these industries, similar in size to Plum Creek from a revenue and market-capitalization perspective:

–	Forest products companies: Bowater, Louisiana-Pacific, MeadWestvaco, Potlatch, Rayonier, St. Joe Company and Universal Forest Products

–	Real Estate companies: Largest 15 real estate investment trusts (“REITs”) within the Morgan Stanley REIT Index

–	General industry: S&P Index companies with $1 billion—$5 billion in revenues

For each NEO, we consider the relevance of data for each comparator group, considering (i) the transferability of managerial skills, (ii) the relevance of the NEOs’ experience to other potential employers, and (iii) the readiness of the NEOs to assume a different or more significant role either within the Company or with another organization. Consistent with this view, the Compensation Committee of the Board of Directors (“the Committee”) has articulated an increased emphasis on the forest products and general industry data for most of the NEOs, referencing real estate industry data for the NEO positions for whom real estate activities are their primary function.

We also offer a competitive benefits program including health and welfare benefits, a 401(k) savings program and a defined benefit pension plan. We offer our NEOs a small number of perquisites. These programs are described in more detail below under Our Executive Compensation Programs.

•

A substantial portion of NEO compensation should be performance-based. Our executive compensation program emphasizes pay for performance. This means that shareholder returns, along with corporate, business unit and individual performance, both short- and long-term, determine the largest portion of executive pay. For our NEOs, over 70% of total direct compensation is performance-based.

The compensation package for our NEOs and other members of management includes a number of components that are designed to align individual compensation with the short-term and long-term performance of the Company:

–	Annual incentive awards are earned based on performance metrics that are set at the beginning of the year:

♦	Achievement of a financial target: funds from operations (“FFO,” generally defined as net income plus non-cash charges equal to depletion, depreciation and amortization, and the cost basis for lands sold)

♦	Achievement of measurable strategic objectives for the Company

♦	Individual performance goals

–

There are three components of our long-term incentive program: stock options, restricted stock units and value management awards. Compensation from all three components is tied to either growth in our stock price or total return to shareholders. Long-term incentive plan awards to the NEOs are determined by the Committee. These components are further described below in Our Executive Compensation Programs.

•

Our NEOs’ interests should be aligned with those of our shareholders. Approximately half the value of our long-term incentive compensation is delivered in the form of equity—stock options and restricted stock units that are settled in shares of stock, the value of which is dependent upon the performance of our stock price. The remaining portion of our long-term incentives—our value management awards—provide cash and/or stock awards based on our total shareholder return performance relative to return performance earned by forest products, REIT and S&P 500 industry groups.

In addition, we have share ownership guidelines for our NEOs. These guidelines ensure that our executives hold a meaningful amount of Company stock so that the impact of changes in our stock performance affects our executives as it affects our shareholders. Our executives must hold a multiple of their base pay in stock as shown below. All our NEOs, with the exception of our CFO, who was recently promoted into the position, have met or exceeded the guidelines. Executives receive up to 50% of the long-term incentive award payouts in stock until the guideline levels are met.

Executive Level	Stock Ownership Target as Multiple of Salary

CEO	5 x base salary

EVPs	3 x salary

SVPs	2 x salary

VPs & GMs	1 x salary

•

NEO compensation should be perceived as fair and equitable. We strive to create a compensation program that will be perceived as fair and equitable, both internally and externally. In addition to conducting analyses of market pay levels, we consider the pay of the NEOs relative to one another and relative to other members of the management team.

Our Executive Compensation Programs

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. The basic elements of our 2006 executive compensation program are summarized in the table below, followed by a more detailed discussion of those programs.

Element	Characteristics	Purpose

Base salary	Fixed element of compensation; all employees are eligible for periodic increases in base salary.	Intended to support market-competitiveness of pay package.

Annual incentive plan awards	Performance-based cash incentive; amount earned depends on Company, business unit and individual performance relative to budget or expectations.	Amount earned for achievement of target levels of performance intended to support market-competitiveness of pay package; potential for lesser or greater amounts intended to motivate participants to achieve superior financial performance.

Long-term incentive plan awards:	Performance-based long-term incentive; amounts earned/realized depend upon changes in stock price and total shareholder return relative to comparator groups.	Size of grant intended to reward prior contributions to the performance of the Company, and future expectations and to recognize the value of the position to the organization.

• Stock option awards		• Service-based vesting conditions intended to support retention; amount realized from exercise of stock options rewards absolute stock price appreciation.

• Restricted stock unit awards		• Service-based vesting conditions intended to support retention; amount realized upon vesting dependent upon stock price performance.

Element	Characteristics	Purpose

• Value management awards		• Performance-based vesting conditions intended to reward superior total shareholder return relative to each of the comparator groups.

Retirement income benefits	Retirement income is a function of base salary, earned annual incentive awards and years of service with the Company.	Intended to support market-competitiveness of pay package; benefit is affected by years of service, in support of retention; benefit is affected by continued and sustained performance (as reflected in the annual incentive plan awards earned by the individual), intended to motivate participants to achieve superior financial performance.

Executive benefits & perquisites	Executives are eligible for perquisites, including an allowance for a leased vehicle, an annual physical, tax and financial planning advice, and certain executives are eligible for a club membership. Executive officers also have access to a leased aircraft. Personal use of the aircraft, however, is limited. Income for any such personal use is imputed to the executive and is disclosed pursuant to SEC rules.	These benefits are provided as part of a competitive benefit and compensation package. These perquisites are generally provided by the companies from which we recruit and are, therefore, provided to attract and retain members of management.

Severance benefits	Broad-based severance providing up to 10 weeks’ pay. In certain circumstances, expanded benefits have been provided for up to one year, depending on years of service. According to the terms of the long-term incentive plan, if a plan participant were terminated by the Company within one year following a change-in-control of the Company for any reason other than cause, all benefits under the long-term incentive plan would become vested.	Severance benefits are provided to bridge the gap to re-employment. The change-in-control provision in the long-term incentive plan is provided to promote stability and continuity of the management team.

Total Direct Compensation

Based on the principle that NEO compensation opportunities should be competitive with market practices, the specific mix of compensation among base salary, annual incentives and long-term incentives is a function of market pay practices.

•

Base Salary. We provide base salaries for each NEO commensurate with the services each provides to the Company because we believe a portion of total direct compensation should be provided in a form that is fixed and liquid. Based on prevailing market practices, base salary represents approximately 20% of total direct compensation (base salary plus annual incentive plus the value of long-term incentives at grant). In establishing base salary levels of the NEOs and other members of the management team, we consider market median pay levels among individuals in comparable positions within the forest products and real estate industries and general industry as described above. We also consider individual experience and contributions, responsibilities and other factors, including internal equity. We believe calibrating base salary at these levels is necessary to attract and retain the executive management required to lead the Company.

Determinations regarding base salary adjustments (as well as other elements of compensation) are made in connection with the annual performance reviews of the NEOs and other members of the management team. The CEO reviews each NEO’s performance and makes salary recommendations to the Committee. The Committee reviews and approves these recommendations, with modifications, as it deems appropriate. It also annually determines the salary for the CEO.

•

Annual Incentive Plan Awards. NEOs and other employees of the Company are eligible to receive cash bonus awards under the Company’s Annual Incentive Plan (“AIP”) based upon the financial performance of the Company and other factors, including individual performance. The Committee believes this element of compensation is important to focus management efforts on and provide rewards for annual financial and strategic results that are aligned with creating value for our shareholders.

In 2005, the Committee, with the help of its outside consultant, reviewed the structure and design of the Annual Incentive Plan and approved a new plan with payout opportunities at threshold, target and maximum levels that are calibrated with corresponding levels of our financial performance versus budget. The Committee believes that this structure better aligns executives’ potential bonus awards with levels of performance results. For example, if performance is at the threshold level (80% of budget), bonuses are paid that position cash compensation at approximately the 25th percentile of the market, and if maximum performance is achieved (120% of budget), bonuses are paid that position cash compensation at approximately the 75th percentile of the market.

The table below shows the threshold, target and maximum bonus opportunities represented as a percentage of base salary effective as of the end of the year under the 2006 Annual Incentive Plan at corresponding levels of financial performance results versus plan.

Named Executive Officer	< 80% of financial goal achieved	80% of financial goal achieved	100% of financial goal achieved	120% of financial goal achieved

Rick R. Holley	No bonus paid	55% of salary	110% of salary	165% of salary
Thomas M. Lindquist	No bonus paid	45% of salary	90% of salary	135% of salary
Leonard A. Kosar	No bonus paid	45% of salary	90% of salary	135% of salary
David W. Lambert	No bonus paid	40% of salary	80% of salary	120% of salary
James A. Kilberg	No bonus paid	40% of salary	80% of salary	120% of salary

Financial and strategic objectives are established each year based on a business plan developed by management. For 2006, the business plan objectives included budgeted FFO and strategic objectives of the Company. The business plan is presented to the Company’s Board of Directors and subject to their review, modification and approval. Individual goals are also established for each NEO. Such goals include meeting personal and/or business unit financial goals. Performance against these goals is assessed at the end of the year and serves as input into individual bonus award determinations.

Earned Annual Incentive Plan awards are determined at year-end based on the Company’s performance against the Board-approved business plan (including both financial and strategic objectives). The Committee reviews award levels recommended by the CEO and exercises discretion, adjusting awards based on its consideration of each NEO’s individual performance.

•

Long-Term Incentive Plan Awards. As described above, the Committee believes that a substantial portion of each NEO’s compensation should be in performance-based pay. Long-term incentive potential represents approximately 50% of our NEOs’ total direct compensation.

Long-term incentive awards are made pursuant to our 2004 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). The Compensation Committee specifies which NEOs are to receive awards and determines the amounts of each award to be granted.

NEOs and other employees of the Company currently receive annual grants of stock options, restricted stock units and value management award units. The mix between these forms of awards is designed to be approximately 50% of the total value delivered in value management awards, 25% in stock options and 25% in restricted stock units. We believe this mix represents a balance among vehicles, rewarding for stock price appreciation and relative shareholder return while supporting both the retention and motivation of our NEOs.

Individual determinations are made with respect to the type and amount of each long-term incentive vehicle granted by the Company. In making these determinations, we consider the performance of the Company relative to the financial and strategic objectives set forth in the annual business plan (and considered by the Committee in determining final annual incentive awards of the NEOs) and the individual performance of each NEO. Adjustments to targeted long-term incentive award levels are not determined using a formulaic or other method—rather, the Committee subjectively considers these factors when determining the individual awards for each NEO and for other executives.

As with other elements of our executive compensation program, long-term incentive award grant opportunities are calibrated to market. With the assistance of the outside consultant, long-term incentive grant ranges are established which result in total direct compensation levels ranging from the 25th to the 75th percentile of market pay levels (also depending on performance in the prior year and the impact on bonus payments).

–

Stock Option Awards. Stock option awards provide recipients the right to purchase shares of common stock at a fixed exercise price for a period of up to 10 years. The exercise price of each stock option is based on the fair market value of the common stock on the grant date. Stock options are earned on the basis of continued service to the Company and vest in four equal annual installments, beginning one year after the date of grant. For more information regarding these awards and the cost recognized for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

–

Practices Regarding the Grant of Options and Other Stock-Based Awards. The Committee has followed a practice of making all option grants to its eligible employees on a single date each year. The Committee has granted annual awards at its regularly scheduled meeting in late January or early February since the approval of the Stock Incentive Plan in 2000. In 2006, restricted stock unit awards were also made at the February meeting. This meeting has historically occurred within two weeks following the issuance of the release of our annual earnings report. The Committee believes it is appropriate that annual awards are made at a time when material information regarding our performance for the preceding year has been disclosed.

While the vast majority of our awards to NEOs have been made pursuant to our annual grant program, the Committee retains discretion to make awards to NEOs at other times in connection with the hiring of a new executive, for retention purposes or in other situations.

All option awards made to eligible employees (including our NEOs) are made under the Stock Incentive Plan. As described above, all stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined to be the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding stock options and setting the exercise price based on a date or price other than the closing market price on the grant date. All grants to NEOs are made by the Committee and not pursuant to delegated authority.

Option repricing is expressly prohibited by the terms of the Stock Incentive Plan.

–

Restricted Stock Unit Awards. RSUs provide recipients with shares of common stock upon lapse of the award restrictions. RSUs are earned on the basis of continued service to the Company and vest 25% per year, beginning one year after the date of grant. RSUs are entitled to receive a cash amount equal to any dividends declared and paid on the Company’s common stock.

In 2006, the Committee approved grants of restricted stock units in conjunction with grants of stock options and value management awards to replace the dividend equivalent rights program described below. In making the decision, the Committee viewed the addition of restricted stock units as increasing the retention value of the overall program and making it more straightforward and, therefore, more meaningful to the participants. In addition, they considered that restricted stock units are an increasingly common feature of peer companies’ long-term incentive programs and, therefore, the component would assist in attracting and retaining key executives. For more information regarding these awards and the cost recognized for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

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Value Management Awards. Value management awards are performance-based awards that result in cash and/or stock payments to participants based on the Company’s three-year total shareholder return relative to that of three comparator groups: (1) a group of 12 forest products companies (including Bowater, Deltic, International Paper, Longview Fiber, Louisiana-Pacific, MeadWestvaco, Potlatch, Rayonier, St. Joe, Timberwest, Universal Forest Products and Weyerhaeuser); (2) the S&P 500 Index; and (3) the Morgan Stanley REIT Index. The Company’s performance is measured against each peer group as follows: 50% forest product companies, 25% S&P 500 Index and 25% Morgan Stanley REIT Index, respectively. The value of each unit is zero if relative total shareholder return is below the 50th percentile for each of the peer groups and has a maximum value of $200 if the Company’s relative total shareholder return is at or above the 75th percentile for each of the peer groups.

For 2007, the Compensation Committee decided to reduce the Peer Group weighting for the value management award plan from 50% to 25% for the Forest Products companies, and to increase the S&P 500 weighting from 25% to 50% in consideration of consolidation of the forest products industry and resulting smaller peer group. The Morgan Stanley REIT Index will maintain its 25% weighting. Prior awards will maintain the peer group weighting in effect at the time of the grant. For more information regarding these awards and the cost recognized for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

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Dividend Equivalent Rights. Prior to 2006, our long-term incentive program included awards of dividend equivalent rights. Dividend equivalent rights were granted in tandem with each stock option awarded to executives and provided the opportunity to receive cash payments equal to the per-share dividend paid by the Company based on performance.

Dividend equivalent rights were earned on the basis of relative total shareholder return of the Company relative to that of three comparator groups: (1) a group of 12 forest products companies (including all the companies listed above and reviewed for market comparison purposes); (2) the S&P 500 Index; and (3) the Morgan Stanley REIT Index with the Company’s performance against each peer group weighted 50%, 25% and 25%, respectively. In addition, the Company was required to have a minimum total shareholder return on an annualized basis of at least 5.5% per year (considering both stock price appreciation plus dividends paid). Based on satisfaction of these performance requirements, up to 100% of the per-share dividends could be earned by participants over a five-year period.

Prior to 2004, dividend equivalent right awards were earned based on the Company achieving total shareholder returns of 13% on an annualized basis. The performance period for the 2003 dividend equivalent right award ends December 31, 2007, and any awards earned under that plan will be paid in 2008.

With primary consideration to the complexity of the plan design, the Committee decided to discontinue the dividend equivalent right plan beginning in 2006. All NEOs hired prior to January 2006 hold outstanding dividend equivalent right awards, which could earn additional amounts each year through 2009 if performance goals are met. For more information regarding these awards and the cost recognized for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

Other Compensation

•

Perquisites. Our NEOs receive a small number of perquisites provided by or paid by us. The allowance for these perquisites differs depending on position and includes an allowance for a leased automobile, financial tax preparation, annual fee for home security system (President & CEO only), an annual physical and annual membership for a business or social club. The total value of these benefits is disclosed on page 24 in the All Other Compensation column of the Summary Compensation Table. We provide these perquisites because they are provided by many companies from which we attract talent and it is, therefore, beneficial for recruitment and retention purposes.

•

Deferred Compensation Plan. The Company offers a deferred compensation plan that complies with IRS code section 409A. This is a non-qualified plan and is provided as a standard executive benefit. Executives are eligible to defer base salary and/or bonus payments. Participants who choose to defer compensation invest in the same mutual funds that are available to participants in the 401(k) plan. Earnings on deferrals are based on mutual fund performance.

Retirement Benefits

•

Thrift and Profit Sharing Plan. The Company offers a Thrift and Profit Sharing Plan to all of its employees. The plan provides a company match up to 6% of employee cash compensation (up to the IRS annual limit), depending on company profits.

All employees are eligible to participate in the Thrift and Profit Sharing Plan. We provide this plan because we wish to encourage our employees to save a portion of their cash compensation for retirement in a tax-efficient manner.

•

The Plum Creek Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined benefit plan that covers certain employees, including NEOs. Upon becoming an NEO, this benefit from the qualified plan is frozen. Depending on date of hire and time of promotion to an NEO position, executives participate in the Pension Plan based on different formulas.

•

The Supplemental Plans. These are unfunded plans that provide, out of our general assets, benefits that makeup for benefits lost due to IRS limitations. The benefits are based on the gross amount of salary and incentive bonuses but exclude all other extra or added compensation or benefit of any kind or nature. Also excluded is the value of any payout of a value management award, dividend equivalent right award, stock option, restricted stock unit award or restricted stock award. This benefit is paid in the form of a lump sum, determined based on the 30-year Treasury interest rate, six months following the NEO’s date of termination.

NEOs who were hired prior to 2002 (Thomas M. Lindquist) participate in the Supplemental Benefits Plan. This plan was the original Supplemental Plan provided by Burlington Resources. Benefits under this plan are based on the employee’s years of service and the employee’s highest five consecutive year average earnings out of the last 10 years. NEOs receive a significant increase in their benefit after becoming eligible for early retirement at age 55 with 10 years of service.

Executives who were hired or promoted to an NEO position after 2002 participate in the Key Employee Supplemental Pension Plan. If they were hired prior to 2000 (David W. Lambert), the formula is based on the employee’s years of service and the employee’s highest five consecutive year average earnings out of the last 10 years. Under this formula, NEOs receive a significant increase in their benefit after becoming eligible for early retirement at age 55 with 10 years of service. If they were hired after September 2000 (James A. Kilberg), the pension benefit is based on a cash balance formula. This cash balance formula is based on age and pay credits as a percent of annual earnings and is the same formula for all non-executive salaried Plum Creek employees.

In 2002, the Committee conducted a review of Mr. Holley’s pension benefit under the Supplemental Benefits Plan. As a result of that study, the formula was changed to provide a benefit at age 55 equal to 50% of the highest five consecutive year average earnings out of the last 10 years, increased by 2% for each year he continues working beyond age 55 (to a maximum of five years). This benefit is reduced by previously distributed benefits under the Burlington Resources, Inc. Pension Plan and his estimated primary Social Security benefit.

The Company believes that the Pension Plan and the Supplemental Plan are an important part of our NEO compensation program. These plans serve an important role in the retention of our senior executives. These plans encourage our executives to remain with the Company and continue their work on behalf of our shareholders.

The pension valuations are listed on page 31 of this Proxy Statement.

Severance And Other Termination Benefits

Currently, we do not have any employment, severance or change-in-control contracts other than standard change-in-control provisions in the Stock Incentive Plan that apply to any incentive award granted under the plan.

Plum Creek does have a broad-based severance program covering all employees that provides up to 10 weeks’ pay depending on years of service. For certain position-elimination separations, the Company has provided extended benefits equal to two weeks of pay for every year of service up to one year in consideration of a waiver and release for all potential claims. The Committee reserves the right to adjust this program for executives as well.

The Stock Incentive Plan, pursuant to which the stock options, value management awards, dividend equivalent right awards and restricted stock unit awards are granted, contains specific termination and change-in-control provisions. According to the terms of the plan, if the NEO is terminated by the Company within one year following a change-in-control for any reason other than cause or if the NEO is to resign for good reason:

•	All unvested stock options would become fully vested and exercisable;

•	All unvested dividend equivalent rights previously credited to the NEO would be paid within 10 business days of termination;

•	All restrictions applicable to any shares of restricted stock or restricted stock units would lapse; and

•

The maximum performance goal measure for each value management award would be deemed to be achieved, and a pro rata amount (based on the number of months elapsed with respect to each performance period) of each award would be paid in cash to the NEO within 10 business days of termination.

Decisions by the Company Regarding 2006 Compensation

The Compensation Committee approves all compensation for the CEO, CFO and other NEOs. Information about the Committee and its composition, responsibilities and operations can be found under Board of Directors and Corporate Governance—Board Committees—Compensation Committee on page 4 of this Proxy Statement.

Generally, as was the case in 2006, pay decisions are approved by the Compensation Committee at its February meeting. In order to make informed decisions, the Committee reviewed several documents and analyses during 2005 and prior to the February meeting in 2006, including:

•

Competitive total direct compensation analysis for the NEOs and other positions through the vice president level. This analysis provided a view of the competitiveness of each position’s pay relative to the three peer groups described on pages 14 and 15 of this Proxy Statement.

•

Recommendations from the outside consultant on changes to the annual incentive program as described previously on page 18 of this Proxy Statement and guidelines for the long-term incentive program as described previously on page 19.

•

Tally sheet for the CEO that included current compensation opportunities, the value of retirement benefits and perquisites as well as a three-year history of amounts earned under cash and long-term incentive programs. In addition, the summary provided a current view of accrued but unearned compensation as well as potential payments received on various termination events.

•	Analysis of relative pay relationship between the CEO and other NEOs to assess internal equity.

•	The CEO’s performance assessment for each of the NEOs and other executives for which the Committee approves compensation.

•	A detailed summary of performance results versus goals for the Company, including financial and operating information on each business unit prepared by the CEO.

In 2006, the Committee considered recommendations from the CEO for changes in base pay, annual bonus for 2005 performance and long-term incentive grants (stock options, restricted stock units and value management awards) for each NEO and other executives and determined and approved the 2006 compensation package for the CEO. The Committee adjusted the recommendations, as it deemed necessary, and approved total direct compensation opportunities for 2006. The Committee does not factor in levels of realized compensation from earned bonuses, equity awards, value management awards or retirement programs in setting the level of base pay, annual incentive opportunity or long-term incentive grants. The Committee believes that the salary, bonus and long-term incentive opportunities must be competitive with the market to provide a sufficient performance and retention incentive to assist in achieving superior performance results.

Base Salaries

In making a determination on changes to base salary, the Committee considered the NEOs’ current base pay relative to the market and the desired positioning at the market median. In addition, it considered other factors such as internal equity and individual performance. Base pay adjustments for NEOs averaged 3 1/2% (with the exception of Mr. Lindquist, Executive Vice President, who received a $100,000 increase to reflect the competitive market for Real Estate executives).

Annual Incentive Targets for 2006

As described on page 18 of this Proxy Statement, in 2006, the Committee implemented a new AIP incentive structure. Target awards for the NEOs were approved at the February 2006 meeting and served as the guide for 2006 awards. The target awards for 2007 remain unchanged.

Annual Incentives Earned for 2006 Performance

In reviewing and approving recommendations from the CEO on AIP awards for 2006 performance, and determining the AIP awards for the CEO, the Committee considered the financial performance of the Company and the individual performance of the executive.

For 2006, the actual FFO of the Company was $530.0 million versus a budget of $526.8 million, or 100.6% of target, resulting in a base award of 101.5% of target for each executive.

The 2006 cash bonus awards for each NEO are shown in the Summary Compensation Table below under the Non-Equity Incentive Plan Compensation column.

Summary Compensation Table for the Year 2006

The following table sets forth a summary of compensation for the year ended December 31, 2006, for the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, one individual who served as Chief Financial Officer during 2006 and the Company’s three other most highly compensated executive officers for services rendered in all capacities (the “Named Executive Officers”). Annual compensation amounts are on an accrual basis and include amounts deferred at the Named Executive Officer’s election.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)

Rick R. Holley President and Chief Executive Officer	2006	$775,000	$1,536,046	$506,698	$864,900	$878,483	$68,872	$4,629,999
David W. Lambert Sr. Vice President and Chief Financial Officer	2006	$235,756	$145,147	$52,836	$219,240	$112,143	$24,871	$789,993
Thomas M. Lindquist Executive Vice President	2006	$400,000	$553,268	$185,231	$380,000	$46,736	$31,414	$1,596,649
Leonard A. Kosar (f) Former Executive Vice President	2006	$274,359	$206,692	$37,366	$360,000	$32,972	$18,743	$930,132
James A. Kilberg Sr. Vice President, Real Estate and Land Management	2006	$274,037	$260,117	$44,982	$270,000	$40,558	$79,586	$969,280
William R. Brown (g) Former Executive Vice President and Chief Financial Officer	2006	$199,909	($135,094)	$31,841	$0	$845,075	$27,708	$969,439

(a)	Stock awards—represents the 2006 FAS 123(R) expense recognized for restricted stock units (“RSUs”), value management awards (“VMAs”) and dividend equivalent rights (“DERs”). These amounts include expense recognized for grants made during 2006 and for similar awards made in prior years, but were not completely vested prior to January 1, 2006. For more information regarding these awards and the cost recognized for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

(b)	Option awards—represents the 2006 FAS 123(R) expense recognized for Stock Options grants. These amounts include expense recognized for grants made during 2006 and for similar awards made in prior years, but were not completely vested prior to January 1, 2006. For more information regarding outstanding awards held by the Named Executive Officers, refer to the section Outstanding Equity Awards at Fiscal Year-Ended December 31, 2006 beginning on page 27 of this Proxy Statement. For more information regarding these awards and the cost recognized for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

(c)	Non-equity incentive plan compensation—represents the cash awards earned for 2006 performance under the Annual Incentive Plan (“AIP”). For more information regarding the AIP for the Named Executive Officers, refer to the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement.

(d)	Change in pension value and nonqualified deferred compensation earnings – represents the aggregate change in the actuarial present value of each officer’s accumulated benefit under the Plum Creek Pension Plan. For more information regarding retirement benefits for the Named Executive Officers, refer to the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement. There were no above-market or preferential earnings on deferred compensation for any Named Executive Officer.

(e)	All other compensation – represents the value of certain benefits and perquisites provided to the Named Executive Officers that are not provided or made available to all employees. Reported compensation includes amounts related to lease payments for automobiles, physicals, professional tax preparation fees and club dues. Amounts reported for each Named Executive Officer also include $13,200 representing Company matching contributions to the Plum Creek qualified Thrift and Profit Sharing Plan. The amount reported for Mr. Holley includes costs associated with a home security system and one-time use of Company-leased aircraft. The amount reported for Mr. Kilberg also includes a $51,202 tax gross-up payment related to the vesting of a restricted stock award.

(f)	Mr. Kosar terminated employment with the Company in March 2007. Upon termination, Mr. Kosar forfeited 17,000 RSUs, 10,000 VMA units and 70,000 unvested Stock Options.

(g)	Mr. Brown terminated employment with the Company in July 2006. Amounts shown represent the value of compensation earned by him through his date of termination. Upon termination, Mr. Brown forfeited 3,200 RSUs, 7,400 VMA units, 68,750 unvested Stock Options and 68,750 DERs representing earned but unvested dividends in the amount of $70,974. The amounts reported for Mr. Brown under the Stock Awards and Option Awards columns takes into account a reversal of the accounting expense relating to the forfeiture of the awards.

Grants of Plan-Based Awards During 2006

The following table supplements the Summary Compensation Table, providing information concerning incentive compensation opportunities provided to each Named Executive Officer during 2006.

Annual incentive awards are made under the terms of the Annual Incentive Plan (“AIP”), and amounts shown below represent potential award amounts that may have been earned based on performance during 2006. The actual AIP award earned for 2006 is reported in the Summary Compensation Table on page 24.

Long-term incentive awards, including RSUs, VMAs and stock options, are made under the terms of the Stock Incentive Plan. The figures below represent:

•	The number of RSUs and stock options that will be earned by the Named Executive Officers in 25% installments over each of the next four years based on continued service to the Company; and

•

The dollar value of potential VMA awards that may be payable to each of the Named Executive Officers at the end of three years based on continued service to the Company and the relative stock price performance of the Company.

For more information regarding these annual and long-term incentive awards, refer to the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement.

Name	Grant Date	Plan Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#) (d)	Exercise or Base Price of Option Awards ($/SH) (e)	Grant Date Fair Value of Stock and Option Awards ($) (f)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
				(a)			(b)

Rick R. Holley President and Chief Executive Officer	No Grant Date	AIP	$426,250	$852,500	$1,278,750	—	—	—	—	—	—	—
	February 3, 2006	RSUs	—	—	—	—	—	—	10,000	—	—	$357,400
	February 3, 2006	Stock Options	—	—	—	—	—	—	—	90,000	$35.74	$548,100
	February 3, 2006	VMAs	—	—	—	—	$1,250,000	$2,500,000	—	—	—	$922,500
David W. Lambert Sr. Vice President and Chief Financial Officer	No Grant Date	AIP	$108,000	$216,000	$324,000	—	—	—	—	—	—	—
	February 3, 2006	RSUs	—	—	—	—	—	—	1,750	—	—	$62,545
	February 3, 2006	Stock Options	—	—	—	—	—	—	—	10,000	$35.74	$60,900
	February 3, 2006	VMAs	—	—	—	—	$150,000	$300,000	—	—	—	$110,700
Thomas M. Lindquist Executive Vice President	No Grant Date	AIP	$180,000	$360,000	$540,000	—	—	—	—	—	—	—
	February 3, 2006	RSUs	—	—	—	—	—	—	6,000	—	—	$214,440
	February 3, 2006	Stock Options	—	—	—	—	—	—	—	35,000	$35.74	$213,150
	February 3, 2006	VMAs	—	—	—	—	$500,000	$1,000,000	—	—	—	$369,000
Leonard A. Kosar Former Executive Vice President (g)	No Grant Date	AIP	$180,000	$360,000	$540,000	—	—	—	—	—	—	—
	April 24, 2006	RSUs	—	—	—	—	—	—	11,000	—	—	$392,480
	April 24, 2006	Stock Options	—	—	—	—	—	—	—	35,000	$35.68	$219,800
	April 24, 2006	VMAs	—	—	—	—	$500,000	$1,000,000	—	—	—	$336,650
James A. Kilberg Sr. Vice President, Real Estate and Land Management	No Grant Date	AIP	$120,000	$240,000	$360,000	—	—	—	—	—	—	—
	February 3, 2006	RSUs	—	—	—	—	—	—	2,200	—	—	$78,628
	February 3, 2006	Stock Options	—	—	—	—	—	—	—	10,000	$35.74	$60,900
	February 3, 2006	VMAs	—	—	—	—	$150,000	$300,000	—	—	—	$110,700
William R. Brown Former Executive Vice President and Chief Financial Officer (h)	No Grant Date	AIP	$139,500	$279,000	$418,500	—	—	—	—	—	—	—
	February 3, 2006	RSUs	—	—	—	—	—	—	3,200	—	—	$114,368
	February 3, 2006	Stock Options	—	—	—	—	—	—	—	20,000	$35.74	$121,800
	February 3, 2006	VMAs	—	—	—	—	$250,000	$500,000	—	—	—	$184,500

(a)	Estimated future payouts under non-equity incentive plan awards—represents the value of potential payments under the AIP to each of the Named Executive Officers based on 2006 performance. For more information regarding the AIP and Threshold, Target and Maximum plan payouts, refer to the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement.

(b)	Estimated future payouts under equity incentive plan awards—Threshold, Target, and Maximum values disclosed for VMA awards represent the dollar value of potential payments to each of the Named Executive Officers based upon performance over the period 2006-2008 and continued service through 2008. Earned VMA awards may be paid partially in stock if the executive is not in compliance with the Company’s stock ownership guidelines. For more information regarding these awards and plan payouts, refer to the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement and the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

(c)	All other stock awards—represents the number of RSUs that will be earned by each of the Named Executive Officers upon satisfaction of the vesting conditions associated with the grant. For more information regarding these awards and plan payouts, refer to the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement and the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

(d)	All other option awards—represents the number of stock options that will be earned by each of the Named Executive Officers upon satisfaction of the vesting conditions associated with the grant. For more information regarding these awards and plan payouts, refer to the Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement and the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

(e)	Exercise or base price of option awards—represents the exercise price of stock option awards awarded, this price is equal to the closing market price of our common stock on the date of grant.

(f)	Grant date fair value of stock and option awards—represents the respective grant date fair value of the RSUs, Stock Options and VMAs granted to the Named Executive Officers in 2006. For more information regarding these awards and plan payouts, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

(g)	Mr. Kosar, who terminated employment with the Company in March 2007, was granted 35,000 Stock Options, 11,000 RSUs and 5,000 VMAs on April 24, 2006. In accordance with the terms of the Stock Incentive Plan and Mr. Kosar’s award agreement, he forfeited each of these awards in their entirety.

(h)	Mr. Brown, who terminated employment with the Company in July 2006, was granted 20,000 Stock Options, 3,200 RSUs and 2,500 VMAs on February 3, 2006. In accordance with the terms of the Annual Incentive Plan, the Stock Incentive Plan and Mr. Brown’s award agreement, he forfeited each of these awards in their entirety.

Outstanding Equity Awards at Fiscal Year-Ended December 31, 2006

The following table presents information pertaining to all outstanding equity awards held by the Named Executive Officers as of December 31, 2006. Outstanding equity awards are composed of:

•	Stock options awarded during 2001-2006;

•	DER units awarded during 2003-2005;

•	VMA units awarded during 2005-2006; and

•	RSU units awarded during 2006 and restricted stock awards awarded during 2004.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (a)		Number of Securities Underlying Unexercised Options Unexercisable (#) (b)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (c)		Market Value of Shares or Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (f)

Rick R. Holley President and Chief Executive Officer	2006 Options	—	2006 Options	90,000	$35.74	February 3, 2016	2006 RSU	10,000	$398,500	DER Units	295,000	$912,985
	2005 Options	23,750	2005 Options	71,250	$37.49	February 9, 2015
	2004 Options	50,000	2004 Options	50,000	$30.91	February 2, 2014
	2003 Options	75,000	2003 Options	25,000	$21.91	January 28, 2013				VMA Units	25,000	$2,500,000
	2002 Options	100,000	2002 Options	—	$29.70	January 24, 2012
	2001 Options	100,000	2001 Options	—	$26.25	January 25, 2011
David W. Lambert Sr. Vice President and Chief Financial Officer	2006 Options	—	2006 Options	10,000	$35.74	February 3, 2016	2006 RSU	1,750	$69,738	DER Units	30,000	$93,400
	2005 Options	2,500	2005 Options	7,500	$37.49	February 9, 2015
	2004 Options	5,000	2004 Options	5,000	$30.91	February 2, 2014
	2003 Options	7,500	2003 Options	2,500	$21.91	January 28, 2013				VMA Units	2,750	$275,000
	2002 Options	4,500	2002 Options	—	$29.70	January 24, 2012
Thomas M. Lindquist Executive Vice President	2006 Options	—	2006 Options	35,000	$35.74	February 3, 2016	2006 RSU	6,000	$239,100	DER Units	105,000	$326,900
	2005 Options	8,750	2005 Options	26,250	$37.49	February 9, 2015
	2004 Options	17,500	2004 Options	17,500	$30.91	February 2, 2014
	2003 Options	26,250	2003 Options	8,750	$21.91	January 28, 2013				VMA Units	9,000	$900,000
	2002 Options	35,000	2002 Options	—	$29.70	January 24, 2012
Leonard A. Kosar (g) Former Executive Vice President	2006 Options	—	2006 Options	35,000	$35.68	April 24, 2016	2006 RSU	11,000	$438,350	VMA Units	5,000	$500,000
James A. Kilberg Sr. Vice President, Real Estate and Land Management	2006 Options	—	2006 Options	10,000	$35.74	February 3, 2016	2006 RSU	2,200	$87,670	DER Units	23,000	$76,588
	2005 Options	2,250	2005 Options	6,750	$37.49	February 9, 2015	2004 RSA	10,000	$398,500
	2004 Options	4,500	2004 Options	4,500	$30.91	February 2, 2014
	2003 Options	3,750	2003 Options	1,250	$23.97	January 2, 2013				VMA Units	2,500	$250,000
William R. Brown (h) Former Executive Vice President and Chief Financial Officer		—		—	—			—	—		—	—

(a)	Represents stock options held by each of the Named Executive Officers, which vest 25% per year over four years, beginning one year after the grant date. Stock options expire 10 years from the grant date.

(b)	See footnote (a).

(c)	Represents RSUs and restricted stock awards (“RSAs”) held by each of the Named Executive Officers. Except as noted below, 2006 awards were granted on February 3, 2006, and vest 25% per year over four years, beginning one year after the grant date. RSUs granted to Mr. Kosar on April 24, 2006, were subject to different vesting schedules, with 5,000 RSUs vesting on April 24, 2009 and 6,000 RSUs vesting 25% per year over four years, beginning one year after the date of grant. However, see footnote (g) below. An RSA award granted to Mr. Kilberg in 2004 vested on January 2, 2007.

(d)	Represents the market value of unvested stock awards based on a price of $39.85, the closing stock price of the Company’s common stock on December 29, 2006.

(e)	Represents outstanding 2003, 2004 and 2005 DER award units and 2005 and 2006 VMA units. Both vested and unvested DER award units are included in the reported figures since each outstanding unit can continue to accrue dividends (if performance goals are met) throughout the full term of the award. The five-year performance period for the 2003, 2004 and 2005 DER award units ends on December 31, 2007, 2008 and 2009, respectively. The three-year performance period for the 2005 and 2006 VMA units ends on December 31, 2007 and 2008, respectively.

(f)	Represents the market value of unearned and unvested 2003, 2004 and 2005 DER award units and unearned 2005 and 2006 VMA units. Amounts shown are estimates calculated in accordance with SEC disclosure rules. The estimated market value of the VMA units is the product of (i) the number of VMA units outstanding, multiplied by (ii) $100, the deemed VMA unit value for “target” performance under the terms of the award. The estimated market value of the DER award units is the product of (i) $4.67, multiplied by (ii) the unearned and unvested portion of the DER award units. The amount of $4.67 represents the estimated value of each 2003, 2004 and 2005 DER award units and is based on the actual per-unit value of the 2002 DER award, the performance period for which ended on December 31, 2006.

(g)	Mr. Kosar terminated employment with the Company in March 2007 and forfeited all stock options and stock awards in connection with his termination.

(h)	Mr. Brown terminated employment with the Company in July 2006. Mr. Brown exercised all of his vested stock options during the 30-day period following his resignation and forfeited all stock awards that would otherwise have been reportable in this table.

Option Exercises and Stock Vested During 2006

The following table presents information pertaining to all stock options exercised by the Named Executive Officers during 2006 and the value of other equity awards that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (a)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#) (c)		Value Realized on Vesting ($) (d)

Rick R. Holley President and Chief Executive Officer	0	$0	DERS	12,252	$488,232
			VMAS	23,149	$922,500
			TOTAL	35,401	$1,410,732
David W. Lambert Sr. Vice President and Chief Financial Officer	0	$0	DERS	1,045	$41,658
			VMAS	2,315	$92,250
			TOTAL	3,360	$133,908
Thomas M. Lindquist Executive Vice President	0	$0	DERS	4,299	$171,327
			VMAS	7,408	$295,200
			TOTAL	11,707	$466,527
Leonard A. Kosar Former Executive Vice President	0	$0	DERS	0	$0
			VMAS	0	$0
			TOTAL	0	$0
James A. Kilberg Sr. Vice President, Real Estate and Land Management	0	$0	DERS	554	$22,068
			VMAS	1,389	$55,350
			RSAS	2,500	$90,125
			TOTAL	4,443	$167,543
William R. Brown Former Executive Vice President and Chief Financial Officer	78,750	$528,631	DERS	3,296	$131,343
			VMAS	0	$0
			TOTAL	3,296	$131,343

(a)	Represents the gross number of shares acquired through the exercise of stock options.

(b)	Represents the value realized by the Named Executive Officers upon exercise of their stock options and is calculated as the difference between (i) the actual sale price of common stock on the date and time of exercise multiplied by the number of options exercised, and (ii) the aggregate exercise price of the options exercised.

(c)	Represents the value of stock awards in 2006, expressed in shares of the Company’s common stock. Amounts for DERs are equal to the quotient of: (i) the dollar value of earned DERs and interest amounts vested in 2006; divided by (ii) $39.85, the closing price of the stock on December 29, 2006. Amounts for VMAs are equal to the quotient of (i) the payout value of the 2004 VMA units that vested on December 31, 2006; divided by (ii) $39.85, the closing price of the stock on December 29, 2006. Amounts for restricted stock awards represent the number of shares of the Company’s common stock acquired upon vesting.

(d)	Represents the value of stock awards vested in 2006. The value of the RSA award to Mr. Kilberg is based on the stock price on the vesting date; the value of VMA units vested during 2006 is based on the cash value of units earned for the performance period ending December 31, 2006; the value of DERs is based on the dollar value of earned DERs and interest amounts vested in 2006. Mr. Brown forfeited his VMA units upon his termination of service with the Company in July 2006.

Pension Benefits as of December 31, 2006

The Company maintains three pension plans: the Supplemental Benefits Plan, the Supplemental Pension Plan and the Plum Creek Pension Plan. Only the Plum Creek Pension Plan is a tax-qualified defined benefit plan under the Internal Revenue Code (“IRC”). Officers whose earnings exceed IRC limitations for qualified plans accrue, under either the Supplemental Benefits Plan or the Supplemental Pension Plan, benefits that they would have lost because of such limitations. Some officers are prevented from participating in the qualified plan altogether because of IRC rules limiting the percentage of plan benefits that can accrue to individual plan participants. The Plum Creek Board of Directors designates the officers who participate in the Supplemental Benefits Plan. All officers of the Company who are not designated to participate in the Supplemental Benefits Plan participate in the Supplemental Pension Plan.

Each plan confers a pension benefit that is based upon either a cash balance formula or final average pay formula. Under the cash balance formula, age-weighted pay credits are allocated to a hypothetical account for the participant. The pay credits range is from 4% to 6% of earnings (gross salary and annual incentive cash bonus). Amounts in the hypothetical account are allocated interest credits tied to the 30-year Treasury interest rate. The benefit amount under the final average pay formula is equal to (i) 1.1% of the highest five consecutive year average earnings (gross salary and annual incentive cash bonus) over the 10 years prior to termination from the Company, plus 0.5% of the highest five consecutive year average earnings over the previous 10 years in excess of one-third of the Old Age Survivors and Disability Insurance taxable wage base in effect during the year of termination, multiplied by (ii) the number of years of total credited service at the Company, up to a maximum of 30 years. Unless otherwise specified by the Plum Creek Board of Directors, officers who joined the Company after September 1, 2000, accrue benefits under the cash balance plan. Officers in the Supplemental Benefits Plan accrue benefits under the final average pay formula. Officers in the Supplemental Pension Plan who joined the Company prior to September 1, 2000 accrue benefits under each formula and, on termination of service to the Company, will receive the greater of the two benefit amounts. Benefits for Messrs. Holley, Lindquist and Brown are calculated according to the final average pay formula. Benefits for Mr. Lambert are calculated according to both the final average pay and the cash balance formulas, and he will receive the greater of the two benefit amounts upon termination of service to the Company. Messrs. Kilberg’s and Kosar’s respective benefits are based on the cash balance formula.

Under each plan, a participant becomes eligible for early retirement at age 55 with 10 years of service. Before early retirement age, the benefit is significantly reduced under each plan. Under the Plum Creek Pension Plan and the Supplemental Pension Plan, the accrued benefit is reduced by 5% for each year the participant’s actual retirement date precedes age 62 up to a 25% total benefit reduction at age 57. Thereafter, the benefit is reduced by an additional 7% at age 56, 6% at age 55 and 17% at age 54. For the Supplemental Benefits Plan, the benefit is reduced by 2% for each year the participant’s actual retirement date precedes the date the participant would have attained age 65, or the date the participant could have retired after attaining age 60 with 30 years of credited service, if earlier, up to a 20% total benefit reduction at age 55. At age 54, the benefit is reduced by an additional 35%. Early retirement does not affect benefits accrued under the cash balance formula. Mr. Brown terminated employment with the Company in 2006, and was the only officer then eligible for early retirement benefits.

In addition to the foregoing benefit reductions, benefits accrued under the Plum Creek Pension Plan, and any benefits paid from any predecessor pension plans, reduce on a dollar-for-dollar basis the benefits payable from either the Supplemental Benefits Plan or the Supplemental Pension Plan. Payments from predecessor plans for Messrs. Holley, Brown and Lambert are $100,000, $40,000 and $20,000, respectively.

All benefits under the Supplemental Benefits Plan and Supplemental Pension Plan are paid in the form of a lump sum payable six months following the participant’s date of termination. Under the Plum Creek Pension Plan, participants may elect to have benefits paid either in the form of an annuity or in the form of a lump sum payment payable any time between the first of the month following termination and age 65. For non-cash balance formula plan participants, lump sum payments are calculated based on the 30-year Treasury interest rate in effect during the year the participant terminates.

In lieu of the benefit described above, an enhanced benefit is payable to Mr. Holley after attaining age 55. This enhanced annual benefit, payable in the form of a lump sum six months following his date of termination, equals 50% of his highest five consecutive year average earnings out of the 10 years prior to attaining age 55, increasing 2% for each year Mr. Holley continues employment with the Company beyond age 55, up to a maximum of five years. This benefit is reduced by the $100,000 payment described above and by Mr. Holley’s estimated primary Social Security benefit.

The following table sets forth information regarding defined benefit pension benefits payable to each Named Executive Officer.

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefit ($) (b)		Payments During Last Fiscal Year ($)

Rick R. Holley President and Chief Executive Officer	Supplemental Benefits Plan	24		$9,233,871		$0
David W. Lambert Sr. Vice President and Chief Financial Officer	Supplemental Pension Plan Plum Creek Pension Plan	18 17	$ $	236,762 280,473	$ $	0 0
Thomas M. Lindquist Executive Vice President	Supplemental Benefits Plan	5		$189,556		$0
Leonard A. Kosar Former Executive Vice President (c)	Supplemental Pension Plan	1		$32,972		$0
James A. Kilberg Sr. Vice President, Real Estate and Land Management	Supplemental Pension Plan Plum Creek Pension Plan	4 3	$ $	75,600 48,887	$ $	0 0
William R. Brown (d) Former Executive Vice President and Chief Financial Officer	Supplemental Benefits Plan Plum Creek Pension Plan	16 1	$ $	1,679,470 0	$ $	0 4,040

(a)	Represents the number of years of credited service under the Plum Creek Pension Plan, the Supplemental Pension Plan and the Supplemental Benefits Plan.

(b)	Represents the present value of accumulated benefits assuming retirement at the earliest age at which unreduced benefits could be paid. Age 65 was assumed for all participants except for Messrs. Holley and Lambert, the reported amounts for which assumed age 60 for Mr. Holley and age 62 for Mr. Lambert. For a complete discussion of the other assumptions used in computing the amounts in Present Value of Accumulated Benefits, see the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 10 Employee Pension and Retirement Plans.

(c)	Represents the accumulated benefit for Mr. Kosar as of December 31, 2006, none of which was vested under the terms of the Supplemental Pension Plan. Mr. Kosar terminated employment with the Company in March of 2007 and thereby forfeited the entire accumulated benefit.

(d)	Represents payments made to Mr. Brown as a result of his termination of service with the Company in July 2006. The balance in the Plum Creek Pension Plan was distributed in 2006, and the balance in the Supplemental Benefits Plan was distributed in 2007.

Nonqualified Deferred Compensation for 2006

Named Executive Officers have the opportunity to participate in the Plum Creek Timber Company, Inc. Deferral Plan (the “Deferral Plan”). Under the terms of the Deferral Plan, each Named Executive Officer may choose to defer receipt of all or any portion of his or her base salary, annual cash incentive bonus under the

Annual Incentive Plan or payouts in cash or stock of value management awards. No other form of compensation may be deferred under the Deferral Plan. Deferred amounts earn a market investment rate of return that varies with the Named Executive Officer’s specific choice of investment among those investments offered by the Deferral Plan administrator.

At the time a deferral election is made, participants must make a distribution election among the following choices: lump sum payment following termination of service to the Company, five annual payments following termination of service to the Company or 10 annual payments following termination of service to the Company. Payments will be made or, in the case of annuities will begin, in January of the year following termination of service for all terminations occurring between January 1st and June 30th. Payments will be made or will begin in July of the year following termination of service for all terminations occurring between July 1st and December 31st. Under the terms of the Deferral Plan, participants may not modify their distribution election.

The following table sets forth information regarding compensation deferred by the Named Executive Officer.

Name	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (c)

Rick R. Holley President and Chief Executive Officer	$0	$0	$0	$0	$0
David W. Lambert Sr. Vice President and Chief Financial Officer	$0	$0	$0	$0	$0
Thomas M. Lindquist Executive Vice President	$96,000	$0	$41,824	$0	$481,405
Leonard A. Kosar Former Executive Vice President	$0	$0	$0	$0	$0
James A. Kilberg Sr. Vice President, Real Estate and Land Management	$0	$0	$0	$0	$0
William R. Brown Former Executive Vice President and Chief Financial Officer	$0	$0	$0	$0	$0

(a)	Represents amounts voluntarily deferred by the Named Executive Officers during 2006. These amounts are also reported as Salary in the Summary Compensation Table.

(b)	Represents amounts earned on the amount voluntarily deferred by the named executive officers. These earnings are based on a market-based rate of return based on the investment elections made by each Named Executive Officer.

(c)	Represents the balance of all deferred compensation by the Named Executive Officer through December 31, 2006, including earnings on such deferred amounts. Amounts deferred prior to 2006 totaling $292,800 were reported in the summary compensation tables of the Company’s proxy statements for the years 2002, 2003 and 2004.

Termination Payments at December 31, 2006

The Company does not have any employment, severance or change-in-control contracts other than termination and change-in-control provisions in the Stock Incentive Plan that apply to any incentive award granted under the plan.

The Stock Incentive Plan, pursuant to which the stock options, DER units, RSU and RSA awards and VMA units are granted, contains specific termination and change-in-control provisions. According to the terms of the plan, if the Named Executive Officer is terminated by the Company within one year following a change-in-control for any reason other than cause or if the Named Executive Officer is to resign for good reason:

•	All unvested stock options would become fully vested and exercisable;

•	All unvested DER units previously credited to the NEO would be paid within 10 business days of termination;

•	All restrictions applicable to any shares of restricted stock awards or RSUs would lapse; and

•

The maximum performance goal measure for each VMA unit would be deemed to be achieved, and a pro rata amount (based on the number of months elapsed with respect to each performance period) of each award would be paid in cash to the NEO within 10 business days of termination.

Furthermore, if a Named Executive Officer is terminated due to death or total disability, there are similar accelerated vesting provisions except that unvested VMA units are forfeited. Pension and nonqualified deferred compensation benefits are not enhanced upon termination. See pages 31 and 32 of this Proxy Statement for accrued pension benefits and accrued nonqualified deferred compensation benefits, respectively.

The Company also maintains a broad-based severance program covering all employees which provides up to 10 weeks’ pay depending on years of service. For certain position elimination separations, the Company has provided extended benefits equal to two weeks of pay for every year of service up to one year in consideration of a waiver and release for all potential claims. The Committee reserves the right to adjust this program for executives as well.

The following table summarizes potential payments to each of the Named Executive Officers upon termination following a change in control or upon death or total disability:

	Termination of Service—Change in Control (a)				Termination of Service—Death or Total Disability (b)
Executive Officer	Value Management Awards	Dividend Equivalent Awards	Stock Options	Restricted Stock/ Units	Value Management Awards	Dividend Equivalent Awards	Stock Options	Restricted Stock/ Units

Rick R. Holley President and Chief Executive Officer	$2,500,000	$338,164	$1,433,550	$398,500	$0	$338,164	$1,433,550	$398,500
David W. Lambert Sr. Vice President and Chief Financial Officer	$250,000	$34,199	$148,350	$69,738	$0	$34,199	$148,350	$69,738
Thomas M. Lindquist Executive Vice President	$866,667	$119,696	$519,225	$239,100	$0	$119,696	$519,225	$239,100
Leonard A. Kosar Former Executive Vice President	$333,334	$0	$145,950	$438,350	$0	$0	$145,950	$438,350
James A. Kilberg Senior Vice President, Real Estate and Land Management	$233,334	$24,425	$117,110	$486,170	$0	$24,425	$117,110	$486,170

(a)	Calculations assume that on December 31, 2006, (i) a change-in-control occurred and (ii) each of the Named Executive Officers is terminated and eligible for enhanced benefits under the Company’s Stock Incentive Plan. The change in control value of unvested stock options and RSU and RSA awards is based on the intrinsic value of those awards based on a price of $39.85, the closing stock price of the Company’s common stock on December 29, 2006. VMA units are valued based on a maximum value of $200 per unit. DER awards are valued based on the value of the unvested portion of each Named Executive Officer’s memorandum account.

(b)	Calculations assume that on December 31, 2006, each of the Named Executive Officer’s employment with the Company is terminated due to death or total disability. The termination of service value of unvested stock options and RSU and RSA awards reflects the intrinsic value of those awards based on a price of $39.85, the closing price of the Company’s common stock on December 29, 2006. VMA units are forfeited. DER awards are valued based on the value of the unvested portion of each Named Executive Officer’s memorandum account.

Equity Compensation Plan Information

The following table summarizes options and other rights outstanding under Plum Creek’s equity-based compensation plans as of December 31, 2006:

Plan category	Securities to Be Issued Upon Exercise (a)	Weighted- Average Exercise Price (b)	Securities Available for Future Issuance (c)

Equity compensation plans approved by security holders	2,188,465	$30.95	9,133,630
Equity compensation plans not approved by security holders (d)	—	—	—

(a)	Number of securities to be issued upon exercise of outstanding stock options and upon vesting of 92,715 outstanding restricted stock units at December 31, 2006.

(b)	Weighted-average exercise price of outstanding stock options, that does not include unvested RSUs at December 31, 2006, which have a weighted-average grant date fair value of $35.62.

(c)	Represents shares available for future issuance under the Stock Incentive Plan. At December 31, 2006, 3.3 million shares of the 12.4 million shares available for issuance under the Stock Incentive Plan have been used for the grant of stock options, the grant of restricted stock and RSUs, the payment of earned VMA units and earned DER units. The number of shares to be issued in connection with VMAs and DERs is not determinable until the end of their respective performance periods. For a description of the various stock-based grants that may be issued under the Stock Incentive Plan, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 27, 2007, Part II, Item 8 Notes to Consolidated Financial Statements—Note 11 Share-Based Compensation.

(d)	As of December 31, 2006, there are 177,267 outstanding options to acquire Plum Creek common stock that were issued originally under the Georgia-Pacific long-term incentive plans as options to acquire Georgia-Pacific’s Timber Company stock. These stock options have a weighted-average exercise price of $16.12 per share and were assumed by the Company in connection with The Timber Company Merger. Although the Company’s stockholders did not separately approve the assumption of these stock options, the stockholders did approve each of The Timber Company Merger and the related merger agreement (and all of the transactions contemplated by the merger agreement, including the company’s assumption of the stock options). No additional Plum Creek stock options may be granted under the Georgia-Pacific long-term incentive plans.

RELATED PARTY TRANSACTIONS

The Company’s Code of Conduct governs related party transactions for the Company’s directors, officers and employees and requires potential conflicts of interest to be reported to the Company’s legal department. The Company’s policy covers any transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be involved and in which any related person had, has or will have a material interest. The Company’s policy recognizes that these transactions can present potential or actual conflicts of interest and create the appearance that corporate decisions are based on considerations other than the best interests of the Company and its stockholders. Nevertheless, the Company’s policy recognizes that there may be situations where a related party transaction may be in, or may not be inconsistent with, the best interests of the Company and its stockholders, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on terms comparable to those provided to or by unrelated third parties.

The legal department reviews all information regarding a related party transaction and assesses whether an actual or proposed transaction is or may be inconsistent with the Company’s policy. If the legal department determines that the actual or proposed transaction is or may be inconsistent with the Company’s policy, the transaction is submitted to the Board for review. In reviewing a transaction, the legal department and the Board take into consideration all of the relevant facts and circumstances available to them, including, but not limited to, (1) the related person’s relationship to the Company and interest in the transaction; (2) the material facts of the transaction, including the amount involved; (3) the benefits to the Company of the transaction; and (4) an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated party.

In addition, any related party transaction involving a director is reviewed annually by the Corporate Governance and Nominating Committee and the Board in determining the independence of the Company’s directors, pursuant to the Board’s categorical standards for director independence, SEC rules and the NYSE listing standards. Directors and executive officers are required annually to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. The Corporate Governance and Nominating Committee reviews all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under the Board’s and the NYSE’s independence standards.

For a description of related party transactions during 2006, see Compensation Committee Interlocks and Insider Participation below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who served as a member of the Compensation Committee at any time during 2006 has any compensation committee interlocks or other insider participation to report. Ms. Josephs and Messrs. McLeod, Webb and White served as members of the Compensation Committee during 2006, and Messrs. Tobias and Moghadam each served as a member of the Compensation Committee for part of 2006. No person who served as a member of the Compensation Committee at any time during 2006 is, or was, an officer or employee of the Company. During 2006, the Company paid $717,644 to Norfolk Southern Railway Company for rail transportation services. These payments were made pursuant to a series of arm’s-length negotiated transactions, and represent less than 3% of the Company’s total railway transportation costs. Mr. Tobias serves as vice president and director of Norfolk Southern Railway Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, consisting entirely of independent non-employee directors, has furnished the following report on executive compensation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on its review and discussions, the Compensation Committee recommended to the full Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and in this Proxy Statement.

The foregoing report has been submitted by the following members of the Compensation Committee:

Robin Josephs, Robert B. McLeod, Carl B. Webb (Chairman) and Martin A. White

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board, certain officers of the Company designated by the Board and persons who hold more than 10 percent of the Company’s common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of, and transactions in, the Company’s securities and furnish to the Company copies of all such reports they file. The Company filed one untimely report on Form 4 for Ms. Josephs, a director, and also filed one amendment to a timely filed report on Form 3 for Mr. Robert J. Olszewski, Vice President of Environmental Affairs. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all other reporting requirements under Section 16(a) of the Exchange Act for the year ended December 31, 2006, were met in a timely manner by such designated officers, Board members and greater than 10 percent stockholders.

PROPOSAL 2

Ratify Appointment of the Independent Auditors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Ernst & Young LLP (“Ernst & Young”) currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s accounts for the year 2006. The Audit Committee appointed Ernst & Young in February of 2007 to serve as independent auditors to conduct an audit of the Company’s accounts for the year 2007, subject to ratification by stockholders. A representative of Ernst & Young will attend the Annual Meeting and be available to respond to appropriate questions and have the opportunity to make a statement if he or she desires to do so.

Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young, and it may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if the stockholders ratify the appointment of Ernst & Young, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS ON THE ENCLOSED PROXY CARD.

INDEPENDENT AUDITORS

Fees to the Independent Auditors for 2005 and 2006

Ernst & Young billed the Company for the following services during the years ended December 31, 2005, and December 31, 2006:

	2005	2006

Audit Fees	$1,439,500	$1,489,500
Audit-Related Fees (a)	$10,000	$33,000
Tax Fees (b)	$210,298	$365,771
All Other Fees	$0	$0
Total Fees	$1,659,798	$1,888,271

(a)	For 2005 and 2006, principally consulting services relating to financial accounting and reporting standards governing the Company’s real estate development accounting policies.

(b)	For 2005, tax planning and research in the amount of $108,648 and tax compliance services (including U.S. federal returns) and tax-examination assistance in the amount of $101,650. For 2006, tax planning and research in the amount of $248,125 and tax compliance services (including U.S. federal returns) and tax-examination assistance in the amount of $117,646.

All of the services provided by the independent auditors in 2005 and 2006 were pre-approved by the Audit Committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of its independence in the conduct of its auditing functions. Consistent with the terms of its charter, the Committee is required to pre-approve all audit and non-audit services provided by the independent auditors. The Committee may delegate its pre-approval responsibility to a single member of the Committee, provided that any pre-approval decisions made by any such single Committee member is presented to and discussed by the full Committee at its next scheduled meeting. This responsibility has been delegated to Mr. McDonald, the Chairman of the Committee, with respect to services to be provided prior to any scheduled meeting of the Committee.

PROPOSAL 3

Stockholder Proposal

Newground Social Investment, 1326 N. 76th Street, Suite 100, Seattle, Washington 98104, on behalf of Ms. Nancy M. Herbert, holder of 85 shares of common stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Company has no responsibility, is set forth below.

Stockholder Statement

Resolved, that the shareholders of Plum Creek Timber (“Company”) request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under Section 162(e)(1)(B) of the Internal Revenue Code (IRC), including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26-USC Section-527 of the IRC and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under Section 162(e)(1)(B) of the IRC. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to a relevant oversight committee of the board of directors and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

A related resolution received 56.2% shareholder approval in 2005 (reported by Institutional Shareholder Services).

As long-term shareholders of Plum Creek, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money,” and payments to trade associations and related groups that are used for political activities. Most of these expenditures are not disclosed. In the 2006 election cycle our Company appears to have contributed at least $156,900 in soft money (PoliticalMoneyLine www.fecinfo.com; The Institute of Money in State Politics www.followthemoney.org); however, its payments to trade associations used for political activities are undisclosed and unknown. These activities may include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates. The result: shareholders and, in many cases, management do not know how trade associations use their company’s money. This proposal asks the Company to disclose its political contributions and payments to trade associations and other tax-exempt organizations.

Absent a system of accountability, company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

Company Statement

A similar proposal was submitted to a shareholder vote at the 2005 Annual Meeting, where it received approval from 5.78% of the vote required under the Company Bylaws to pass. The Board has considered this resubmission of the proposal and believes that its adoption is unnecessary and would not be in the best interests of Plum Creek and its stockholders.

The Company’s political contributions are governed by numerous federal, state and local laws and regulations governing political contributions, including detailed disclosure requirements. Under applicable law, the Company cannot make corporate contributions to federal candidates, but in some states it is able to make contributions to state and local candidates or initiatives where permitted by law. It is also important to note that much of the Company-related political contributions come from funds voluntarily contributed to the Company’s political action committee by employees, not from corporate funds.

If adopted, this proposal would impose additional costs and administrative burdens on the Company without conferring a commensurate benefit to stockholders, given that recipients of the Company’s political contributions generally must disclose the identity of donors and the amount of their contributions. Therefore, ample disclosure already exists regarding the Company’s political contributions, and the preparation of the reports requested in this proposal would result in an unnecessary and unproductive use of Company resources.

The Board also disagrees with statements by the proponent that there is no system of accountability and that “. . . company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.” Senior management guides the Company’s political activities to ensure that political contributions are made for the benefit of the Company and its stockholders. Political contributions are focused on issues and candidates that are relevant and significant to the Company’s business, and are reviewed and approved by the Company’s senior management.

THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS PROPOSAL AND RECOMMENDS THAT YOU VOTE “AGAINST” IT ON THE ENCLOSED PROXY CARD.

PROPOSAL 4

Stockholder Proposal

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314 and holder of 5,560 shares of common stock, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Company has no responsibility, is set forth below.

Stockholder Statement

Pay-for-Superior Performance Proposal

Resolved: That the shareholders of Plum Creek Timber Co., Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

Company Statement

The Board’s Compensation Committee, composed exclusively of independent directors, is responsible for discharging the Board’s responsibility relating to executive compensation. The Committee has designed Plum Creek’s incentive compensation programs to achieve two goals: to effectively align management and shareholder interests and to attract and retain talented and experienced executives.

Long-term incentive compensation at Plum Creek is currently based, in large part, on relative performance. The value management award plan, which represents approximately half of the value of total long-term incentive compensation, is based on the Company’s total shareholder return (stock price appreciation plus dividends) relative to that of three peer groups: forest product companies, Morgan Stanley REIT Index and S&P 500 Index.

The balance of the Company’s long-term incentive compensation program, which includes stock options and restricted stock units, focuses primarily on absolute shareholder return performance and executive retention. Stock options derive value only when the Company’s stock price appreciates. Restricted stock units, which typically vest incrementally over a four-year period, assist the Company in retaining executive talent and also become more valuable as the Company’s stock price appreciates and dividends are paid.

Short-term incentive compensation, consisting of a cash bonus paid under the Annual Incentive Plan, is based on performance goals that are set at the beginning of the year by the Compensation Committee. These goals include achievement of a specified financial target and individual management performance goals.

The Company makes complete disclosure of its executive compensation plans. Detailed descriptions of the long-term and short-term incentive compensation programs and related performance goals can be found in the Executive Compensation and Compensation Discussion and Analysis sections of this Proxy Statement.

The Board believes that it would be in neither the Company’s nor stockholders’ best interests to require the Committee to base the Company’s entire incentive compensation program on relative performance. We believe that allowing the Compensation Committee to design an incentive compensation program that uses a mix of absolute and relative performance measures will best support the Company’s business goals, while also taking into account the need to retain top-flight executive managers.

THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS PROPOSAL AND RECOMMENDS THAT YOU VOTE “AGAINST” IT ON THE ENCLOSED PROXY CARD.

OUTSTANDING CAPITAL STOCK

The common stock of the Company is its only class of voting capital stock. The Company’s common stock is traded on the New York Stock Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on March 9, 2007. At the close of business on that date, the Company had 177,258,167 issued and outstanding shares of common stock, $.01 par value. The closing price of the Company’s common stock on that date was $38.62 per share.

STOCKHOLDER PROPOSALS

The Company anticipates that the next Annual Meeting of stockholders will be held in May of 2008. Any stockholder who desires to submit a proposal for inclusion in the proxy materials related to the next Annual Meeting of stockholders must do so in writing and it must be received at the Company’s principal executive offices on or before November 28, 2007. Any stockholder proposal submitted for inclusion in the Company’s proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act.

In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the Company’s principal executive offices not later than March 3, 2008. The Company Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Company Bylaws, not earlier than February 2, 2008, and not later than March 3, 2008. Article II, Section 5 of the Company Bylaws governs submission of matters for presentation at stockholder meetings.

ANNUAL REPORT

This Proxy Statement has been preceded or accompanied by the Annual Report for the fiscal year ended December 31, 2006. Stockholders are referred to such report for financial and other information about the activities of the Company. Except for those pages specifically incorporated in this Proxy Statement, such report is not to be deemed a part of the proxy soliciting material.

ANNUAL REPORT ON FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-K). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO PLUM CREEK TIMBER COMPANY, INC., INVESTOR RELATIONS, 999 THIRD AVENUE, SUITE 4300, SEATTLE, WASHINGTON, 98104-4096.

INCORPORATION BY REFERENCE

According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the following document or portion thereof is incorporated by reference: “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 27, 2007.

OTHER MATTERS

In the event that any matter not described herein is properly presented for a stockholder vote at the meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the meeting.

MAP TO THE WASHINGTON ATHLETIC CLUB

Reprinted with the permission of the Washington Athletic Club

Driving Instructions

Northbound on Interstate Highway 5

Take the Seneca Street Exit

Turn right on Sixth Avenue

Southbound on Interstate Highway 5

Take the Union Street Exit

From Union Street, turn left on Fifth Avenue

Turn left on University Street

Turn left on Sixth Avenue

Westbound on Interstate Highway 90

Merge to Interstate Highway 5 Northbound

Take the Madison Street Exit

Turn left on Madison Street

Turn right on Sixth Avenue

Address

Washington Athletic Club

1325 Sixth Avenue, Seattle,

Washington 98101

•    The Washington Athletic Club is located in downtown Seattle on Sixth Avenue, between Union Street and University Street.

•    Washington Athletic Club Parking is available one block north of the club entrance, just past Union Street on the left.

[Form of Proxy Card]

PLUM CREEK TIMBER COMPANY, INC.

999 THIRD AVENUE, SUITE 4300

SEATTLE, WASHINGTON 98104-4096

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plum Creek in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Plum Creek Timber Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

[CONTROL NUMBER]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PLMCK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLUM CREEK TIMBER COMPANY, INC.	[CONTROL NUMBER]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the nominees for director in Proposal 1; “FOR” with respect to Proposal 2; “AGAINST” with respect to Proposal 3; and “AGAINST” with respect to Proposal 4.

In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

Proposal 1 ELECTION OF DIRECTORS.	For	Against	Abstain	Proposal 1 (continued)		For	Against	Abstain

1a Rick R. Holley	☐	☐	☐	1h	Stephen C. Tobias	☐	☐	☐

1b Ian B. Davidson	☐	☐	☐	1i	Carl B. Webb	☐	☐	☐

1c Robin Josephs	☐	☐	☐	1j	Martin A. White	☐	☐	☐

1d John G. McDonald	☐	☐	☐

1e Robert B. McLeod	☐	☐	☐

1f John F. Morgan, Sr.	☐	☐	☐

1g John H. Scully	☐	☐	☐

Proposal 2				For	Against	Abstain

	PROPOSAL TO RATIFY APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2007.			☐	☐	☐

Proposal 3

	PROPOSAL RELATING TO DISCLOSURE OF THE COMPANY’S POLITICAL CONTRIBUTION POLICIES AND CERTAIN OF ITS POLITICAL CONTRIBUTION ACTIVITIES.			☐	☐	☐

Proposal 4

	PROPOSAL RELATING TO THE COMPANY’S LONG-TERM INCENTIVE AND ANNUAL INCENTIVE COMPENSATION.			☐	☐	☐

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

PROXY

This Proxy is Solicited on Behalf of the Board of Directors for

the 2007 Annual Meeting of Stockholders, May 2, 2007.

The undersigned acknowledges receipt of (a) the Notice of 2007 Annual Meeting of the Stockholders of Plum Creek Timber Company, Inc. (the “Company”), (b) the accompanying Proxy Statement, and (c) the Annual Report of the Company for its fiscal year ended December 31, 2006. Rick R. Holley, David W. Lambert and James A. Kraft, or any one of them, with power of substitution and revocation, are hereby appointed Proxies of the undersigned to vote all stock of the Company which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders to be held at the Washington Athletic Club, located at 1325 Sixth Avenue, Seattle, Washington, on May 2, 2007 at 9:00 a.m., or any adjournment thereof, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” WITH RESPECT TO PROPOSAL 2, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” WITH RESPECT TO PROPOSAL 3, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” WITH RESPECT TO PROPOSAL 4, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET. SEE INSTRUCTIONS ON REVERSE SIDE.

Address Changes:

CONTINUED AND TO BE SIGNED ON REVERSE

PLUM CREEK TIMBER COMPANY, INC.

999 THIRD AVENUE, SUITE 4300

SEATTLE, WASHINGTON 98104-4096